Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE

March 16, 2006

For Further Information Contact:
Thomas B. Olson, Secretary
(303) 796-8940

EQUITEX COMPLETES ACQUISITION OF
HYDROGEN POWER, INC.

Company Acquires Licenses to Patented
”Hydrogen NowTM” Hydrogen Generation System

Englewood, Colorado and West Palm Beach, Florida . . . Equitex, Inc. (NASDAQ: EQTX) announced today that it has completed the acquisition of Hydrogen Power Inc. (“HPI”) through a newly-formed Equitex subsidiary which will be the surviving entity and renamed Hydrogen Power, Inc. HPI is now a wholly-owned subsidiary of Equitex which controls all of HPI’s licensed intellectual property rights to patented hydrogen generation technology in the United States, South America, Mexico and Canada.

Under the terms of the transaction, in exchange for all of HPI’s issued and outstanding securities other than warrants, Equitex issued 3,171,112 shares of its common stock to the stockholders of HPI as well as 300,000 shares of Series L Preferred Stock that may convert into a specified number of shares of Equitex common stock over a period of one year, subject to HPI’s achievement of certain performance benchmarks. Equitex also provided HPI $5,000,000 in working capital as called for in the agreement. In addition, Equitex issued warrants to purchase up to 1,600,000 shares of Company common stock at $3.00 per share in exchange for outstanding warrants to purchase an equivalent number of shares of HPI common stock.

“We are extremely pleased to have completed this acquisition and believe that alternative energy, and specifically, HPI’s patented hydrogen generation technology, will provide the catalyst for maximization of Equitex shareholder value,” commented Equitex President, Henry Fong. “HPI is making significant progress toward commercialization of their Hydrogen NowTM technology and we believe 2006 will bring exciting advances for HPI and our future.”

Equitex, Inc.
Press Release - March 16, 2006

“HPI has worked hard these past couple of years to advance our hydrogen generation technology from concept to prototype stage,” stated Ricky Gujral, CEO of HPI. “This merger with a respected NASDAQ company enhances our ability to make the Hydrogen Now Technology commercially viable and meet the growing demand for alternative energy sources to replace fossil fuels. This transaction provides us the immediate capital we need to continue our work and allows us future access to the dynamic capital markets for the commercialization of our technology.”

ABOUT HYDROGEN POWER INC.

HPI is a Seattle based company that has licensed a patented technology developed at the University of British Columbia for producing hydrogen gas in a process called Hydrogen NowTM. The HPI Hydrogen Now patented system creates pure hydrogen from the reaction utilizing aluminum, whether raw or recycled, any type of water, and an environmentally friendly catalyst that produces no toxic byproduct.  Hydrogen Now can be used to generate hydrogen on-site and on-demand without electricity thus overcoming significant transportation and storage problems.  The HPI process has the potential to create hydrogen at customized rates and pressures to power internal combustion engines or fuel cells.

HPI’s technology differentiates itself from other companies in its sector by offering the potential to produce hydrogen on-site and on-demand without need of outside energy sources or significant pressurization. The process, which uses readily available, safe and recyclable materials, is environmentally friendly and meant to be a cost competitive replacement for fossil fuels.

During the next twelve months, HPI’s plan is to develop its hydrogen generation technology for two important commercial applications. First, HPI plans to investigate the production of low volumes of hydrogen for low power or micro applications of its hydrogen generation technology, such as soldier power, charging cell phones and running lap tops. Second, HPI plans to investigate the production of hydrogen in large volumes for high power or macro applications of its hydrogen generation technology, such as stationary back up power for telecom, on site power for lift trucks and other vehicles and general hydrogen fueling stations, particularly in less accessible areas.

Equitex, Inc.
Press Release - March 16, 2006

Hydrogen Power Inc. has also signed a contract with a Vancouver based engineering firm to design a commercially viable prototype hydrogen generator aimed at fixed power applications, such as hydrogen fueling stations and back up power generators for hospitals and telecoms. The objective of this engagement is to design over the next few months a much larger hydrogen generator prototype using the aluminum based technology with the capability to produce 50 to 100 kg of hydrogen per day.

Hydrogen Power believes potential future applications for its hydrogen power technology could include:
▪	on-board hydrogen generation for internal combustion engines in automobiles, boats and other applications
▪	portable emergency power generation, recreational vehicles/boating and light military applications
▪	disposable/recyclable power cells for personal electronics - laptop computers, PDAs and cellular telephones, and
▪	fixed generators for light commercial and industrial use including refueling stations for fuel cell operated automobiles.

Equitex, Inc. is a holding company now operating through its wholly-owned subsidiary Hydrogen Power, Inc. of Seattle, Washington (www.hydrogenpowerinc.com) and its majority owned publicly-traded subsidiary FastFunds Financial Corporation (OTC/BB: FFFC) of Minnetonka, Minnesota. Hydrogen Power has licensed and is developing a patented technology created at the University of British Columbia for producing hydrogen gas in a process called Hydrogen NowTM. FastFunds Financial recently sold a majority of its operating assets and currently has no business operations.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; failure of registration statements to be declared effective; failure to comply with Nasdaq Marketplace rules; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Equitex or any of its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Equitex or its subsidiaries; failure to complete the development and commercialization of alternative energy products or services; adverse equity market conditions and declines in the value of Equitex common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Equitex disclaims any intent or obligation to update these forward-looking statements.
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